Exhibit 99.1

Contact:	FOR IMMEDIATE RELEASE
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063

Aircastle Increases Quarterly Dividend to $0.65 per Common Share

Stamford, CT.  September 13, 2007 – Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a third quarter cash dividend on its common shares of $0.65 per share.  This dividend is payable on October 15, 2007 to holders of record of Aircastle’s common shares on September 28, 2007.  Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.

About Aircastle Limited

Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world.  As of August 31, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $3.2 billion and $2.4 billion, respectively, for a total of approximately $5.6 billion.

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